  Exhibit 10.3

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

KNOW LABS, INC.

FORM OF 8.0% SUBORDINATED CONVERTIBLE NOTE

Original Issue Date: ____________________	Principal Amount: ____________________

THIS 8.0% SUBORDINATED CONVERTIBLE NOTE (this “Note ”) is issued, dated, and effective as of the Original Issue Date set forth above by Know Labs, Inc., a Nevada corporation (the “Company”), having its principal place of business at 500 Union Street, Suite 810, Seattle, WA 98101, to(together with its successors and permitted assigns, the “Holder”), pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Company promises to pay the aggregate unpaid Principal Amount under this Note set forth above (the “Principal Amount”) to the Holder on the earlier of: (1) mandatory and automatic conversion of this Note into the next financing for the Company,providedsuchfinancingyieldsgross proceeds to the Company of at least $5 million as set forth below under “Mandatory Conversion” (a “Qualified Financing”) or (2) the one (1) year anniversary of this Note (the “Maturity Date”), and to pay interest to the Holder on the aggregate unconverted and then outstanding Principal Amount in accordance with the provisions of this Note.

This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company; (b) there is commenced against the Company any such case or proceeding that is not dismissed within sixty (60) days after commencement;
(c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment; (e) the Company makes a general assignment for the benefit of creditors; (f) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday on which federal banks are authorized or required to be closed for the conduct of commercial banking business.

“Change of Control” means any of the following events: (a) consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s common stock are converted into cash, securities, or other property, if following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation own less than fifty percent (50%) of the outstanding voting securities of the surviving corporation; (b) consummation of any sale, lease, exchange or other transfer, in one transaction or a series of related transactions of all or substantially all of the Company’s assets; or (c) a change in ownership of the Company’s capital stock as a result of which the owners of the Company’s outstanding capital stock immediately prior to the change own less than fifty percent (50%) of the Company’s outstanding capital stock following such change.

“Common Stock Equivalents” means any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Event of Default” shall have the meaning set forth in Section 5(a).

“Original Issue Date” means the date of the first issuance of this Note as set forth above, regardless of any transfers of this Note and regardless of the number of instruments which may be issued to evidence this Note.

“Permitted Indebtedness” means (a) the indebtedness evidenced by this Note, (b) the indebtedness existing on the Closing Date, (c) lease obligations and purchase money indebtedness incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, and (d) indebtedness that is expressly subordinate to this Note pursuant to a written subordination agreement with the Holder that is acceptable to the Holder in its sole and absolute discretion.

“Permitted Lien” means the individual and collective reference to the following: (a) liens existing on the Closing Date, (b) liens for taxes, assessments and other governmental charges or levies not yet due or liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; (c) liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ liens, and other similar liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such lien; and (d) liens incurred in connection with Permitted Indebtedness.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of the date hereof, between the Company and the original Holder, as amended, modified, or supplemented from time to time in accordance with its terms.

Section 2.	Interest; Prepayment.
a)	Interest Rate. Interest shall accrue daily on the outstanding Principal

Amount of this Note at a rate per annum equal to eight percent (8.0%), and is Payable-In- Kind (“PIK”) as set forth below.

b) Payment of Interest . On the Maturity Date, the Company shall pay to the Holder any accrued but unpaid and unconverted interest hereunder on the aggregate unconverted and then outstanding Principal Amount of this Note. The amount of interest that has accrued on the Principal Amount hereof as of any date may be added to and included with the Principal Amount being so converted on any date on which a conversion is effected under Section 3 below.

c) Interest Calculations. Interest shall be calculated on the basis of a three hundred sixty (360)-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding Principal Amount, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made or until such Principal Amount and interest have been duly converted. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note.

d) Prepayment. This Note may be prepaid by the Company at any time following the Original Issuance Date on seven (7) day’s prior written to the Holder.

Section 3.	Conversion.

a)
Mandatory Conversion on Qualified Financing. Each Holder will be required to convert the Note into a Qualified Financing at a conversion price per share equal to the lower of (i) $2.00 or (ii) a twenty five percent (25%) discount to the price per share paid by investors in such Qualified Financing. This mandatory conversion shall be automatic and the Company will provide notice to Holder at least seven (7) days prior to the closing of a Qualified Financing as to the number of shares Holder would receive based on applying the discounted pricing described above for the Principal Amount and PIK shares. In conjunction with any conversion, Holder will become a party to and will execute appropriate subscription and other agreements in substantially the form executed by investors in the Qualified Financing.

b). Other Mandatory Conversion. If the Note has not been paid or converted prior to the Maturity Date, the outstanding Principal Amount of the Note will be automatically converted on the Maturity Date into shares of common stock of the Company based on the lesser of (i) $2.00 per share or (ii) any adjusted price resulting from the application of the “Most Favored Nations Provision” set forth below. In such event the Anti-Dilution Period, as defined below, will be extended for a further twelve (12) months.

c). Payment on Change of Control. If prior to the Maturity Date, there is a Change of Control and the Note has not previously been converted, a Holder may elect to have the Note together with any accrued interest repaid in full at that time in cash plus an additional ten percent (10%) on the Principal Amount of the Note.

d). Most Favored Nations Provision. If the Note has not been paid or converted prior to the Maturity Date, and if at any time or from time to time prior to February 15, 2022 (the “Anti- Dilution Period”) the Company issues any additional securities (a “New Issuance”) (including, but not limited to, any class of shares, preferred stock, warrants, rights to subscribe for shares, convertible debt or other securities convertible into any share class, referred to below collectively as “Securities”) for a consideration per share, after giving effect to, and net of, commissions, fees and other expenses, that is less, or which on conversion or exercise of the underlying security is less, than the conversion price of the Holder (as adjusted for changes resulting from any forward or reverse share splits, stock dividends and similar events) (a “Down Round Price”), the Company shall issue additional Securities to Holder at no additional cost in an amount that it would have received at the Down Round Price, rounded up to the next whole share, on a full ratchet basis at no additional consideration (“Holder’s Down Round Issuances"). In the event that a New Issuance is made at a Down Round Price and includes both equity securities and rights to acquire additional securities (whether in the form of warrants, options or other rights) (the “Rights”), then as part of any full ratchet adjustment the Company shall also include, within the Holder’s Down Round Issuances, that number of Rights which Holder would have acquired had it participated in the New Issuance.

Section 4. Negative Covenants. As long as any portion of this Note remains outstanding, unless the Holder shall have otherwise given prior written consent, the Company shall not, and shall not permit any of its subsidiaries (whether or not a subsidiary on any Closing Date) to, directly or indirectly:

a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee, or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b) other than Permitted Liens, enter into, create, incur, assume, or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c) repay, repurchase, or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than repurchases of Common Stock or Common Stock Equivalents of departing employees of the Company, provided that such repurchases shall not exceed an aggregate of $150,000 for all employees during the term of this Note;

d) pay cash dividends or distributions on Common Stock of the Company;

e) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

f) enter into any agreement with respect to any of the foregoing.

Section 5.	Events of Default.
a)	“Event of Default” means, wherever used herein, any of the

following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body), provided that an event specified in item i, ii, iii, or vii below will not become an Event of Default unless and until it is not cured, if possible to cure, within the earlier to occur of (i) five (5) Business Days after notice of such failure sent by the Holder or by any other Holder and (ii) ten (10) Business Days after the Company has become or should have become aware of such failure:

i. any default in the payment of (A) the Principal Amount of this Note or (B) interest, and other amounts owing to the Holder of this Note, as and when the same shall become due and payable;

ii. the Company shall fail to observe or perform any other covenant or agreement contained in this Note;

iii. a default or event of default shall occur under any of the Transaction Documents (subject to any grace or cure period provided in the applicable Transaction Document);

iv. any representation or warranty made in the Transaction Documents shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.     the Company shall be subject to a Bankruptcy Event;

vi.     the Company shall default on any of its obligations under any mortgage, credit agreement, or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (A) involves an obligation greater than $100,000, whether such indebtedness now exists or shall hereafter be created and (B) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii. if at any time commencing six (6) months from the date hereof the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or has failed to file all reports required to be filed thereunder during the then preceding twelve (12) months;

viii. any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded, or unstayed for a period of forty-five (45) calendar days; provided, however, that any judgment which is covered by insurance or an indemnity from a creditworthy party (such creditworthiness as reasonably determined by the Holder) shall not be included in calculating the amount of such judgment, writ, or final process so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within forty-five (45) calendar days of the issuance of such judgment.

(b) Acceleration Upon Event of Default. If any Event of Default occurs, the outstanding Principal Amount of this Note, plus accrued but unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election (which the Holder shall not make more than the later of thirty (30) calendar days after the date such Event of Default is cured or otherwise resolved and the Holder is aware of such cure or resolution), immediately due and payable in cash. If there is such an acceleration, then upon the payment in full of the amounts due hereunder, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest, or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 5(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 6.	Miscellaneous.
a)	Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any notice of conversion, shall be in writing and delivered in the manner and to the address(s) set forth in the Securities

Purchase Agreement.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen, or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen, or destroyed Note, a new Note for the Principal Amount of this Note so mutilated, lost, stolen, or destroyed, but only upon receipt of evidence of such loss, theft, or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees, or agents) shall be commenced in the state and federal courts sitting in Nevada (the “Nevada Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses reasonably incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver by the Company or the Holder must be in writing.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay, or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

i) Series of Notes. This Note is one of a series of Notes of the Company in the aggregate principal amount of up to Five Million Dollars as described in that certain Confidential Private Placement Memorandum, dated January 2019, delivered to the Holder in connection with the transactions contemplated by the Transaction Documents. All Notes in such series shall rank equally and ratably without preference or priority of any said Notes over any others thereof.

(signature page follows)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

KNOW LABS, INC.

By: _______________________________
Name: Ronald P. Erickson
Title: Chairman

By: _______________________________
Name: Phillip A. Bosua
Title: Chief Executive Officer